QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

KIRKLAND & ELLIS LLP
AND AFFILIATED PARTNERSHIPS

200 East Randolph Drive Chicago, Illinois 60601
To Call Writer Directly:	312 861-2000	Facsimile:
312 861-2000		312 861-2200
www.kirkland.com

        May 27, 2005

JSG Funding plc
Beech Hill
Clonskeagh
Dublin 4
Ireland

        Re:    Registration Statement on Form F-4 (Registration No. 333-          )

Ladies and Gentlemen:

        You have requested our opinion concerning material U.S. federal income tax consequences of participating in the exchange offer for, and of acquiring, owning, or disposing of, the 7.75% Senior Subordinated Notes due 2015 described in the Registration Statement on Form F-4 to be filed with the Securities and Exchange Commission on or about the date hereof, under the Securities Act of 1933, as amended (the "Act"), by JSG Funding plc (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

        Our opinion, under the law in effect on the date hereof, is set forth in the statements made in the Registration Statement under the caption "Taxation/United States Taxation."

        The opinion set forth therein is based on the applicable provisions of the Internal Revenue Code of 1986, as amended; the Treasury Regulations promulgated or proposed thereunder; current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures and announcements; existing judicial decisions; and other applicable authorities, all of which are subject to change, possibly with retroactive effect.

        In conclusion, we should note that unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in the Registration Statement will not be successfully challenged by the IRS or rejected by a court. We express no opinion concerning any Federal income tax matter other than those discussed in the Registration Statement under the caption "Taxation/United States Taxation."

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Registration Statement. By giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Sincerely,
/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP

QuickLinks

  Exhibit 8.1
KIRKLAND & ELLIS LLP AND AFFILIATED PARTNERSHIPS